Exhibit 99.1

RESIGNATION OF DIRECTOR

August 6, 2015

Board of Directors

RealBiz Media Group, Inc.

Gentlemen:

I tender my resignation as a director of RealBiz Media Group, Inc., such resignation to be effective immediately.

My resignation as a director is not because of any disagreements with RealBiz Media Group, Inc. on matters relating to its operations, policies, and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/ Arun Srinivasan

Arun Srinivasan